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                                                                    Exhibit 2.1

                             CONTRIBUTION AGREEMENT

                                    BETWEEN

                        POLISH INVESTMENTS HOLDING L.P.,

                     ECO HOLDINGS III LIMITED PARTNERSHIP,

             ROGER M. FREEDMAN, STEELE, LLC, THE AESOP FUND, L.P.,

                      THE CHERYL ANNE CHASE MARITAL TRUST,

                                      AND

                             @ ENTERTAINMENT, INC.

                              DATED JUNE 22, 1997
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                             CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (the "Agreement"), is made this ____ day of June 1997, by and between Polish Investments Holding L.P., a limited partnership organized under the laws of Delaware ("PIHLP"); ECO Holdings III Limited Partnership, a limited partnership organized under the laws of Delaware ("ECO"); Roger M. Freedman, an individual resident of the State of Connecticut ("RMF"), Steele, LLC, a Connecticut Limited liability company ("Steele"), The AESOP Fund, L.P., a Delaware limited partnership ("AESOP"); The Cheryl Ann Chase Marital Trust, a trust organized under the laws of Connecticut ("CACMT"); and @ Entertainment, Inc., a corporation organized under the laws of Delaware (the "Company"). PIHLP, ECO, RMF, Steele, AESOP and CACMT shall hereinafter be referred to as the "Shareholders."

                                   WITNESSETH

     WHEREAS, 18,948 shares of common stock, par value $0.01 per share (the "PCI Common"), of Poland Communications, Inc., a New York corporation ("PCI") are issued and outstanding 4,000 shares of Series A Preferred Stock, par value $0.01 per share ("PCI Series A Preferred") of PCI are issued and outstanding 2,500 shares of Series B Preferred Stock, par value $0.01 per share ("PCI Series B Preferred") of PCI are issued and outstanding authorized for issuance and 2,000 shares of Series C Preferred Stock, par value $0.01 per share ("PCI Series C Preferred") of PCI are issued and outstanding.

     WHEREAS, there is no other class of capital stock PCI which has shares issued and outstanding.

     WHEREAS, the only shares of capital stock of PCI which have voting rights are the shares of PCI Common and the shares of PCI Series B Preferred.

     WHEREAS, PIHLP owns 10,303 shares of PCI Common, ECO owns 4,662 shares of PCI Common, Steele owns 1,429 shares of PCI Common, RMF owns 1,221 shares of PCI Common, CACMT owns 733 shares of PCI Common and AESOP owns 600 shares of PCI Common, which in the aggregate represent all of the issued and outstanding shares of PCI Common;
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        WHEREAS, ECO owns 4,000 shares of PCI Series A Preferred and 2,500 shares of PCI Series B Preferred, and PIHLP owns 2,000 shares of PCI Series C Preferred, which represent all of the issued and outstanding shares of such several series of preferred stock.

        WHEREAS, the Shareholders desire to contribute all of the above-referenced shares of PCI Common and PCI Series B Preferred owned by them (the "PCI Shares") to the Company, upon the terms and conditions and in exchange for the consideration herein specified, pursuant to the same plan as the Company's issuance of shares of its common stock, par value one cent ($0.01) per share (the "Common Stock"), to members of the public in a public offering, in a tax-free exchange qualifying under Section 351 of the Internal Revenue
Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                THE CONTRIBUTION

        1.1 Contribution of PCI Shares. The Shareholders hereby agree to assign, transfer, and convey to the Company at the Closing hereinafter identified, for the consideration set forth in accordance with the provisions of Article II, all of their rights, title, and interest in and to the PCI Shares. At the Closing, the Shareholders shall deliver to the Company certificates representing all the PCI Shares owned by them, validly endorsed in blank or accompanied by stock powers with respect to such shares validly endorsed in blank.

                                   ARTICLE II

                           TERMS OF THE CONTRIBUTION

        2.1 The Shareholders' Common Equity Interest in the Company. As consideration for the contribution of shares of PCI Common to the Company, the

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Shareholders shall receive 1,000 shares of Common Stock of the Company for each share of PCI Common so contributed.

        2.2 ECO's Preferred Equity Interest in the Company. As consideration for the contribution of shares of PCI Series B Preferred, ECO shall receive a like number of shares of a like series of preferred stock of the Company. The preferred stock of the Company which shall be exchanged for the PCI Series B Preferred shall be designated Series B Preferred Stock and shall have rights and preferences set forth in Article Fourth of the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A.

                                  ARTICLE III

                              PARTY AUTHORIZATIONS

        3.1 Each party represents and warrants to the Company and each of the other parties that it has obtained, by means in conformity with all applicable provisions of all applicable laws, the approval of its execution and delivery of this Agreement and the performance by such party of its obligations hereunder.

                                   ARTICLE IV

                                    CLOSING

        4.1 The actual consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on the date on which the last of the parties hereto shall have executed this Agreement (the "Closing Date").

        4.2 If the IPO Closing (as defined in Article IV, Section 3(D)(2) of Exhibit A) has not occurred by the September 1, 1997 (the "Delayed Closing Date"), the Shareholders agree that by September 15, 1997 they will replicate, with respect to the Company, the corporate governance and shareholder relation provisions in effect at PCI immediately prior to the execution of this Agreement, including but not limited to all provisions contained in the Certificate of Incorporation and Bylaws of PCI (subject to the inherent differences between the New York Business Corporation Law and the Delaware General

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Corporation Law), that certain Shareholders' Agreement entered into by and among ECO, PIHLP, Steele, RMF and PCI on March 29, 1996, as amended, that certain Voting Agreement entered into by and among PIHLP, RMF, Steele and David Chase on March 29, 1996 and that certain side letter between Steele, PIHLP and ECO dated March 29, 1996.

                                   ARTICLE V

                           OBLIGATIONS AT THE CLOSING

     5.1. Shareholders' Obligations. At the Closing, each of the Shareholders shall deliver to the Company:

          1. If such Shareholder is not a natural person, a copy of certified resolutions adopted by the governing body or such other authority of such Shareholder authorizing or ratifying the execution and delivery of this Agreement, and the performance by such Shareholder of its obligations hereunder.

          2. Certificates representing all of the PCI Shares owned by such Shareholder, together with appropriate stock powers in a form satisfactory to the Company and executed by such Shareholder, assigning such certificates to the Company, free and clear of any liens, claims, options, encumbrances or restrictions of any nature whatsoever.

     5.2. The Company's Obligations.

          1. At the Closing, the Company shall issue Common Stock of the Company to the Shareholders listed below in the following amounts:

               10,303,000 shares           PIHLP

               4,662,000 shares            ECO

               1,429,000 shares            Steele

               1,221,000 shares            RMF

               733,000 shares              CACMT

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         2.   At the Closing, the Company shall issue Company preferred stock of the following series to ECO in the following amount:

              2,500 shares of Series B Preferred Stock           ECO

     5.3 Mutual Obligations. At the Closing, each party shall deliver to the other parties the Shareholders' Agreement in the form attached hereto as Exhibit B and the Registration Rights Agreement in form attached hereto as Exhibit C, the Voting Agreement in the form attached hereto as Exhibit D and the Side Letter in the form attached hereto as Exhibit E, duly executed by such party.

                                   ARTICLE VI

                        FURTHER COVENANTS OF THE PARTIES

     6.1 Further Assurances with respect to PCI Shares. The Shareholders and the Company agree that, from time to time and without further consideration, each of them shall execute and deliver such further documents and take such other action as the Company may require more effectively to transfer to and vest in the Company and put the Company in possession of the PCI Shares and all right and interest in the PCI Shares.

     6.2 Further Assurances with respect to the Company's Shares. The Shareholders and the Company agree that, from time to time and without further consideration, each of them shall execute and deliver such further documents and take such other action as the Shareholders may require to issue to and vest in the Shareholders all right and interest in the shares of Company capital stock referenced in Section 5.2. above.


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                                  ARTICLE VII

                                  TAX MATTERS

     7.1. Tax Free Transaction. The Shareholders and the Company intend that the transfers described in Articles I and II, above, occur pursuant to the same plan as the Company's issuance of Common Stock to the public in the IPO Closing, and that the transfers constitute a tax-free exchange pursuant to
Section 351 of the Internal Revenue Code of 1986, as amended.

     7.2. Each of the Shareholders agrees to file with its federal income tax return for the taxable year in which the Closing occurs the statement required by Treasury Regulations Section 1.351-3(a).

     7.3. The Company agrees to file with its federal income tax return for the taxable year in which the Closing occurs the statement required by Treasury Regulations Section 1.351-3(b).


                                  ARTICLE VIII

                  EFFECTIVENESS AND ASSIGNABILITY OF AGREEMENT

     8.1. Effectiveness Generally. This Agreement shall become effective when executed and delivered by the Company and each of the Shareholders, and shall be binding in all respects upon the respective successors and permitted assigns of each of the Company and the Shareholders. No party hereto may assign this Agreement in whole or in part without first obtaining the written consent of all other parties hereto.


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                                   ARTICLE IX

                           COMPLETENESS OF AGREEMENT

     This Agreement and the Exhibits hereto represent the entire contract between the Company and the Shareholders with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof. The Exhibits hereto are incorporated herein by reference, and shall be deemed to be included in any reference to this Agreement. This Agreement may not be amended except by action of the Company and each of the Shareholders hereto set forth in an instrument in writing signed on behalf of the Company and each of the Shareholders hereto.


                                   ARTICLE X

                                    CAPTIONS

     The captions to the Articles and Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.


                                   ARTICLE XI

                                 APPLICABLE LAW

     This Agreement, and the Exhibits, and all other documents given in connection herewith, shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.


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                                  ARTICLE XII

                   CHOICE OF FORUM; VENUE; SERVICE OF PROCESS

     Any suit, action, or proceeding among any or all of the parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be commenced and maintained exclusively in the Court of Chancery of the State of Delaware or, if that Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in New Castle County, Delaware. The parties hereto hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The parties hereto further agree that venue shall be in New Castle County, Delaware. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in Delaware, has been brought in an inconvenient forum. The parties hereto irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses on the books and records of the Company; and further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of the State of Delaware.


                                  ARTICLE XIII

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Company and the Shareholders.

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                                  ARTICLE XIV

                           NO THIRD PARTY BENEFICIARY

     This Agreement is intended to inure to the benefit of the Company and the Shareholders only; and no third party shall have any rights, express or implied, by reason of this Agreement.


                                   ARTICLE XV

              UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

     15.1. Waiver. The Company or any of the Shareholders may:

           1. Extend in writing the time for the performance of any of the obligations herein contained to be performed for the benefit of such entity; and

           2. Waive in writing the failure in performance of any of the conditions herein expressed for its benefit.

     15.2. Effect of Waiver. No such waiver or extension shall be valid unless in writing and signed by the entity granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.


                                  ARTICLE XVI

                                  SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of the Company or any of the Shareholders, the Company and the Shareholders shall add to this Agreement, in lieu of such invalid or unenforceable provisions, provisions as similar in


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terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

        IN WITNESS WHEREOF, the Company and the Shareholders have caused this Agreement to be executed as of the day and year first above written.

                                @ ENTERTAINMENT, INC.,
                                a Delaware corporation

                                By:    ______________________________
                                Name:  Robert E. Fowler, III
                                Title: Chief Executive Officer

                                POLISH INVESTMENTS HOLDING L.P.,
                                a Delaware limited partnership

                                By:    CHASE POLISH ENTERPRISES, INC.,
                                       a Delaware corporation

                                By:    _______________________________
                                Name:
                                Title:

                                ECO HOLDINGS III LIMITED PARTNERSHIP,
                                a Delaware limited partnership

                                By:    ADVENT ECO III L.L.C., GENERAL PARTNER

                                By:    GLOBAL PRIVATE EQUITY II LIMITED
                                       PARTNERSHIP, MEMBER

                                By:    ADVENT INTERNATIONAL LIMITED
                                       PARTNERSHIP, GENERAL PARTNER

                                By:    ADVENT INTERNATIONAL CORPORATION,
                                       GENERAL PARTNER

                                By:    ________________________________

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                                Name:
                                Title:

                                STEELE LLC, a Connecticut limited liability company

                                By:    __________________________________
                                Name:  Richard B. Steele
                                Title:

                                THE CHERYL ANNE CHASE MARITAL TRUST,
                                a Connecticut trust

                                By:    __________________________________
                                Name:
                                Title:

                                By:    __________________________________
                                Name:
                                Title:

                                THE AESOP FUND, L.P., a Delaware limited partnership

                                By:    __________________________________
                                     a __________________________________

                                     MANAGING GENERAL PARTNER

                                By:    __________________________________
                                Name:
                                Title:

                                _________________________________________
                                ROGER M. FREEDMAN


                                By:    __________________________________
                                Name:
                                Title:


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                                   Exhibit A

                       ARTICLE IV OF THE AMENDED RESTATED
                          CERTIFICATE OF INCORPORATION

                                   ARTICLE IV

     Section 1. Authorized. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is ninety million two thousand five hundred (90,002,500), of which seventy million (70,000,000) shares are authorized for common stock, par value one cent (U.S. $0.01) per share ("Common Stock") and twenty million two thousand five hundred (20,002,500) shares are authorized for preferred stock, par value of one cent (U.S. $0.01) per share ("Preferred Stock"). The Common Stock and Preferred Stock shall have the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights as follows:

     Section 2. Common Stock.

     A. Voting Rights. The holders of Common Stock shall be entitled to one (1) vote per share on all matters submitted to the shareholders of the Corporation.

     B. Dividend Provisions. The holders of shares of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors.

     Section 3. Preferred Stock. The Preferred Stock of the Corporation may be issued as a class, without series or, if so determined from time to time by the Board of Directors of the Corporation, in one or more series, each series to be expressly designated by a distinguishing number, letter or title. The Preferred Stock, and each series thereof, shall have such voting powers and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. There is hereby expressly granted to the Board of Directors of the Corporation the authority to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the Preferred Stock and any series thereof, and the number of shares constituting any series and the designation thereof, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, or to eliminate entirely any series if there no longer are any outstanding shares of such series (and, thereupon, the shares previously designated for such series shall become authorized but undesignated shares). In case the number of shares of any series shall be so decreased, the shares constituting such shall resume the status they had prior to the adoption of the resolution originally setting forth the number of shares of such series.

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     Two thousand five hundred (2,500)  of the authorized shares of Preferred
Stock are hereby designated the "Series B Preferred Stock."

     A. Voting Rights. Except as otherwise required by law, the shares of Series B Preferred Stock shall be entitled to vote on an equal basis together with the shares of Common Stock and not as a separate class or series or sub-series at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes for the Series B Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of shares (rounded to the nearest whole share) of Common Stock into which all shares of Series B Preferred Stock held by such holder are convertible on such date.

     B. Dividend Provisions. The holders of shares of Series B Preferred Stock shall not be entitled to receive dividends.

     C. Redemption.

        (1) Mandatory Redemption. On March 31, 2004, the Corporation shall be required to redeem the Series B Preferred Stock (the "Series B Redemption Date").

        (2) Optional Redemption. At the option of the Corporation, the Series B Preferred Stock may be redeemed at any time, in whole or in part. Prior to the date set for redemption of the Series B Preferred Stock pursuant to this
Section 3(C)(2), the holders of any shares thereof shall have the option to convert their shares into Common Stock in accordance with Section 3(D). The Corporation shall exercise said option by providing notice of redemption in accordance with Article IV, Section 3(C)(4).

        (3) Redemption Price. The redemption price per share of Series B Preferred Stock to be paid upon a redemption under this Section 3(C) shall be equal to ten thousand dollars (U.S. $10,000) (the "Series B Redemption Price"). The Series B Redemption Price shall be adjusted proportionately in the event the Series B Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares. The Series B Redemption Price shall be paid in cash.

        (4) Redemption Notice.  Notice of any redemption pursuant to this
Section 3(C), shall be given by the Corporation by mailing notice (the "Series B Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series B Preferred Stock (as the close of business on the business day next preceding the day on which the Series B Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 3 days nor more than 60

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days prior to the date of such redemption and the Series B Redemption
Notice shall state the time and place fixed for such redemption.

        (5) Surrender of Certificates. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 3(C), the Corporation shall remit an amount equal to the product of, (i) the Series B Redemption Price, times (ii) the number of shares of the Series B Preferred Stock to be redeemed. If fewer than all of the shares represented by any such certificate or certificates presented for redemption are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for redemption shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative.

        (6) Rights After the Series B Redemption Date. From and after the close of business on the Series B Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of holders of shares of Series B Preferred Stock redeemed pursuant to Section 3(C) shall cease with respect to such shares, and thereafter such shares shall not be deemed to be outstanding for any purposes whatsoever.

        (7) Cancellation of Redeemed Shares. Any shares of Series B preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be cancelled by the Corporation and shall not be available for reissuance.

     D. Conversion Rights.

        (1) Conversion Ratio. Subject to and in compliance with the provisions of this Section 3(D), each holder of outstanding shares of Series B Preferred Stock shall have the right at any time, or from time to time, prior to March 31, 2004, at such holder's option, without charge by the Corporation to such holder, to convert such shares of Series B Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the then applicable Conversion Ratio (as defined below) multiplied by the number of shares of Series B Preferred Stock to be converted pursuant to this Section 3(D). The Conversion Ratio per share of Series B Preferred Stock shall be 1,944.80 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment from time to time as provided in Sections 4(D)(4) and 4(D)(5).

        (2) Automatic Conversion.  Notwithstanding any other provision of this
Section 3(D), each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversation Ratio for such shares of Series B Preferred Stock (i) simultaneously with the closing (the "IPO Closing") of an underwritten public offering of shares to be listed on the New York Stock Exchange or the American Stock Exchange, or to be quoted on the National Association of Securities Dealers Automated

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Quotation System or the National Market System of the National Association
of Securities Dealers pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of at least twenty percent (20%) of the Common Stock of the Corporation outstanding immediately after the IPO Closing or (ii) immediately prior to the closing of a merger or consolidation of the Corporation with or into another corporation or entity which is not an affiliate of the Corporation. For purposes of this Section 4(D)(2), "affiliate of the Corporation" shall mean any person or entity that controls, is controlled by or is under common control with the Corporation.

        (3) De Minimis Conversion. At no time shall any holder of outstanding shares of Series B Preferred Stock convert less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 3(D), provided, however, if at any time a holder of Series B Preferred Stock holds less than twenty-five percent (25%) of the total number of authorized shares of Series B Preferred Stock, such holder shall have the right to convert all such holder's shares of Series B Preferred Stock into Common Stock.

        (4) Anti-Dilution. If at any time, or from time to time, the Corporation shall declare and pay on or in respect of, Common Stock any dividend payable in Common Stock or subdivide the outstanding number of shares of Common Stock into a greater number of shares, or contract the number of outstanding shares of Series B Preferred Stock by combining such shares into a smaller number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of a record for such dividend or the taking of such other action shall be proportionately increased as of such time;

        (5) Anti-Dilution. If at any time, or from time to time, the Corporation shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, or subdivide the outstanding shares of Series B Preferred Stock into a greater number of shares of Series B Preferred Stock, the Conversion Ratio in effect at the time of the taking of any such action shall be proportionately decreased as of such time;

        (6) Merger, Consolidation or Reclassification. If the Corporation shall consolidate with or merge into any corporation (other than a merger or consolidation referred to in clause (ii) of Section 3(D)(2) or reclassify its outstanding Common Stock, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property of the Corporation, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation or merger or reclassification, had the holder of such share of Series B Preferred Stock exercised his right of conversion and had such shares been issued and outstanding and had such holder been the holder of record of such shares of Common Stock at

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

the time of such consolidation, merger or reclassification; and the Corporation shall make lawful provision therefor as part of such consolidation, merger or reclassification;

        (7) Conversion Notice. In order to exercise his conversion privilege, the holder of any Series B Preferred Stock to be converted into Common Stock shall present and surrender the certificate representing such Series B Preferred Stock during usual business hours at any office or agency of the Corporation and shall deliver a written notice of the election of such holder to convert the shares represented by such certificate or any portion thereof specified in such notice, and shall fix a date for conversion which is not less than five nor more than ten days ("conversion date") from the date of the notice. Such notice shall also specify the name or names (with addresses) in which the certificate or certificates representing the Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for Series B Preferred Stock surrendered for conversion into Common Stock shall be accompanied by instruments of transfer, duly executed by the holder of such Series B Preferred Stock or his duly authorized representative. Each conversion of Series B Preferred Stock into Common Stock shall be deemed to have been effected on the conversion date provided for in such notice, provided that the certificates representing the Series B Preferred Stock, and any required instruments of transfer, shall have been received by the Corporation as aforesaid, and thereafter the person or persons in whose name or names any certificate or certificates representing Common Stock which shall be issuable on such conversion shall be deemed to have become, immediately prior to the close of business on the conversion date, the holder or holders of record of the Common Stock represented thereby;

        (8) Lapse of Rights on Redemption. In case any of the Series B Preferred Stock shall have been redeemed by the Corporation, such rights of conversion shall cease and terminate with respect to such shares so redeemed unless default shall have been made in the payment of the redemption price on the date fixed for the redemption of such shares;

        (9) Corporation's Obligation. As promptly as practicable after the presentation and surrender for conversion into Common Stock, as herein provided, of any certificate representing any Series B Preferred Stock, after the conversion date, the Corporation shall issue and deliver to or upon the written order of the holder thereof, certificates representing the number of shares of Common Stock issuable upon such conversion. In case any certificates representing Series B Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby into Common Stock, the Corporation shall also deliver to or upon the written order of the holder thereof, a certificate or certificates representing the number of shares of Series B Preferred Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing Common Stock issuable upon conversion of Series B Preferred Shares shall be made without charge by the Corporation to the converting holder including, without limitation, charges for any tax imposed on the Corporation with respect to the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of

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the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid;

        (10) Rights of Converted Shares. All Series B Preferred Stock which shall have been surrendered for conversion into Common Stock as herein provided upon the conversion date shall no longer be deemed to be outstanding, and all rights of the holders of such surrendered shares including the rights, if any, to receive dividends, proceeds from redemption or liquidation and notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof to receive Common Stock in exchange therefor;

        (11) Conversion Adjustment. If applicable, whenever the Conversion Ratio is adjusted, as herein provided or as provided in the appropriate amendment to this Certificate of Incorporation, the Corporation shall promptly file with the transfer agent, if any, for the Common Stock of the Corporation a statement signed by the President or a Vice President or the Secretary or the Treasurer setting forth the adjusted Conversion Ratio determined as so provided. Such statement shall set forth in reasonable detail such facts as may be necessary to show the reason for and the manner of computing such adjustment; and

        (12) No Reissuance. Upon conversion of any shares of Series B Preferred Stock into Common Stock, such shares of Series B Preferred Stock so converted shall be canceled and shall not be reissued.

        (13) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of Series B Preferred Stock shall be paid in cash (computed to the nearest cent). Consideration paid for each fractional share shall be an amount equal to (i) the amount resulting from dividing (x) the fraction for such fractional share by (y) the Conversion Ratio, multiplied by (ii) the Series B Redemption Price.

     Section 4. Liquidation Preferences of Preferred Stock.

     A. Order of Distribution. Subject to Section 6(B), upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows:

        (1) First to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share (the "Series B Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series B Preferred Stock on a pro-rata basis in accordance with the number of shares held by each holder.

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        (2) After distribution in accordance with clause (1) above, all remaining assets available for distribution to the shareholders shall be distributed to the holders of shares of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.

     B. Distributions after IPO Closing. Upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation that occurs after the IPO Closing, after payment or provisions for the payment of the debts and other liabilities of the Corporation, the assets then available for distribution to the shareholders shall be distributed as follows: first, an amount equal to the aggregate Series B Liquidation Preference for all outstanding shares of Series B Preferred Stock shall be distributed pro rata among all holders of the Series B Preferred Stock based on the number of shares held by each holder; and second, all remaining assets available for distribution to the shareholders shall be distributed to the holders of the outstanding Common Stock on a pro rata basis in accordance with the number of shares held by each holder.

     C. Adjustments to Liquidation Preference. Notwithstanding the foregoing, the Series B Liquidation Preference, as the case may be, shall be adjusted proportionately in the event that the number of shares of such series of preferred stock is adjusted into a lesser number of shares or adjusted into a greater number of shares.

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                                   Exhibit B

                            SHAREHOLDERS' AGREEMENT







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